Checkpoint Systems Inc.
101 Wolf Drive
Thorofare, NJ 08086 USA
Tel.: 800-257-5540
Fax: 856-848-0937
www.checkpointsystems.com

May 2, 2012

VIA HAND DELIVERY
Mr. George Babich, Jr.

Dear George:

This letter agreement is to memorialize our discussions concerning your compensation for serving as interim Chief Executive Officer (“CEO”) of Checkpoint Services, Inc. (the “Company”) commencing on May 2, 2012.

1.           During the period in which you serve as interim CEO, you will be an employee of the Company, for tax and all other purposes, and your compensation for services as a member of the Board shall be suspended.  However, you expressly waive participation in any generally applicable severance plan or arrangement that might otherwise apply to an interim CEO or to executive officers generally.  Your right to severance, if any, upon cessation of your services as interim CEO shall be controlled exclusively by paragraph 5 of this letter agreement.

2.           You will receive a salary at the annual rate of $850,000.

3.           You shall have an opportunity to receive 32,000 shares of Company common stock (i.e., “fully vested RSUs”), to be awarded at the rate of 8,000 shares as of the first day of each full calendar quarter of your service as interim CEO.  For the period beginning on May 2, 2012 and ending June 30, 2012, you will receive a pro-rated portion of 8,000 shares as of May 2, 2012, based on your service for 60 days in the 91-day second quarter of 2012.  For the calendar quarter beginning on April 1, 2013, if you are serving as interim CEO as of that date, you will receive the balance of the 32,000 shares.  In all cases you will receive a net number of shares, specifically, the number that is net of the number of shares having a value on the date of transfer equal to the minimum amount of taxes required to be withheld in connection with the transfer of shares.

4.           You will be awarded a stock option to acquire 120,000 shares of the Company common stock on May 7, 2012.  You shall become vested with respect to 30,000 shares as of the first day of each full calendar quarter of your service as interim CEO.  For the period beginning on May 7, 2012 and ending June 30, 2012, you will be vested in a pro-rated portion of 30,000 shares as of May 7, 2012, based on your service for 60 days in the 91-day second quarter of 2012.  For the calendar quarter beginning on April 1, 2013, if you are serving as interim CEO as of that date, you will be vested in the balance of the 120,000 shares.  The stock option shall be structured such that it qualifies as a tax-favored incentive stock option to the maximum extent possible under the law.

5.           If your services as interim CEO are terminated for reasons other than “cause” (as defined in Mr. van de Merwe’s employment agreement), which other reasons shall include the appointment of a permanent CEO other than yourself, within the first six months of your service as interim CEO, you shall be entitled to receive the base salary otherwise payable through the end of such six-month period and any additional shares of Company common stock which would have been transferred to you pursuant to paragraph 3 above during such six-month period, and you shall become vested in any additional stock option shares which would have become vested pursuant to paragraph 4 above during such six-month period (and the balance of such stock option shares shall be forfeited).  Our commitment to you pursuant to this paragraph 5 shall automatically be extended for another six months unless the Board has given written notice to you at least 30 days in advance of the end of the first six-month period.

6.           The Board is not making a commitment to you with respect to the payment of a bonus or any other compensation beyond what is set forth in this letter agreement.  However, the Board will, after assessment of your performance during the first six month period of your service as interim CEO, and after the next six months of such service if applicable, or upon earlier termination for reasons other than cause, award a bonus to you in an amount determined in its discretion.

Please indicate your acceptance of the above terms by signing your name in the place indicated below.

Sincerely,

/s/ William S. Antle, III
William S. Antle, III
For the Board of Directors

Accepted:

/s/ George Babich, Jr.          May 4, 2012
George Babich, Jr.                   date